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                                                                     EXHIBIT 3.6

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         ENVIROCLEAN INTERNATIONAL, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

The name of the corporation is EnviroClean International, Inc. (the "CORPORATION").

                                   ARTICLE TWO

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation at the annual meeting of the shareholders held on May 2, 2001. Article One of the Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         "The name of the Corporation is MedSolutions, Inc."

                                  ARTICLE THREE

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation at the annual meeting of the shareholders held on May 2, 2001. The first paragraph of Article Four of the Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                  "The Corporation may issue two classes of shares, designated Common and Preferred. The Corporation may issue a total of two hundred million (200,000,000) shares. The authorized number of Common shares is one hundred million (100,000,000) with a par value of one tenth of one cent ($0.001) per share. The authorized number of Preferred shares is one hundred million (100,000,000) with a par value of one tenth of one cent ($0.001) per share."

                                  ARTICLE FOUR

         The number of shares of common stock of the Corporation outstanding at the time of the adoption of the amendments set forth above was 13,425,095; and the number of entitled to vote thereon was 13,425,095.

                                  ARTICLE FIVE

         At the annual meeting of the shareholders held on May 2, 2001, at which a quorum was present (representing 10,000,105 shares of common stock): (1) the number of shares of common stock that voted

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to amend Article One was 9,906,980 and the number of shares that voted against the amendment was 93,125; and (2) the number of shares of common stock that voted to amend the first paragraph of Article Four was 9,697,910 and the number of shares that voted against the amendment was 302,195.

Dated:  June 27, 2001                   ENVIROCLEAN INTERNATIONAL, INC.


                                        By:  /s/ MATTHEW H. FLEEGER
                                        ------------------------------------
                                        Matthew H. Fleeger, President